Exhibit 99.2 Teleflex Incorporated Third Quarter 2020 Earnings Conference Call 1

Conference Call Logistics The release, accompanying slides, and replay webcast are available online at www.teleflex.com (click on “Investors”) Telephone replay is available by dialing (855) 859-2056 or for international calls, (404) 537-3406, pass code number 4987865 2

Today’s Speakers Liam Kelly Chairman, President and CEO Thomas Powell Executive VP and CFO Jake Elguicze Treasurer and VP, Investor Relations 3

Note on Forward-Looking Statements This presentation contains forward-looking statements, including, but not limited to, our expectation that our acquisition of Z-Medica, LLC will be immediately accretive to our normalized revenue growth, gross margin and operating margin profile and that the acquisition is expected to improve our weighted average market growth rate and margin profile; our ability to accelerate growth post the COVID-19 pandemic; estimated pre-tax charges we expect to incur in connection with the restructuring program we commenced in the second quarter of 2020 (the “2020 Workforce reduction program”) and our other ongoing restructuring programs; estimated annualized pre-tax savings we expect to realize in connection with the 2020 restructuring program and our other ongoing restructuring programs and a similar initiative within our OEM segment (the “OEM initiative”); our expectations with respect to when we will begin to realize savings from the 2020 restructuring program, our other ongoing restructuring programs and the OEM initiative and when those programs will be substantially completed; and other matters which inherently involve risks and uncertainties which could cause actual results to differ from those projected or implied in the forward–looking statements. These risks and uncertainties are addressed in our SEC filings, including our most recent Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation. Note on Non-GAAP Financial Measures This presentation refers to certain non-GAAP financial measures, including, but not limited to, constant currency revenue growth, adjusted diluted earnings per share, adjusted gross and operating margins and adjusted tax rate. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Tables reconciling these non-GAAP financial measures to the most comparable GAAP financial measures are contained within this presentation and the appendices at the end of this presentation. Additional Notes This document contains certain highlights with respect to our third quarter 2020 performance and developments and does not purport to be a complete summary thereof. Accordingly, we encourage you to read our Earnings Release for the quarter ended September 27, 2020 located in the investor section of our website at www.teleflex.com and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2020 to be filed with the Securities and Exchange Commission. Unless otherwise noted, the following slides reflect continuing operations. 4

Executive Overview Liam Kelly Chairman, President and CEO 5

Q3 2020 Highlights • Sequential improvement in Q3’20 constant currency revenue, and adjusted gross and operating margin performance, as compared to Q2’20 Q3 Summary • Q3 adjusted earnings per share significantly better than internal expectations • In October 2020, signed agreement to acquire Z-Medica, LLC • Q3’20 constant currency revenue declined Business Performance approximately 4%; management estimates COVID-19 had a net negative impact of approximately 12% • Adverse revenue impact of approximately $81 million across several global product categories, minimal offset by increased demand of approximately $3 million within COVID-19 Impact Vascular Access and All Other product categories • Improving revenue trends for Interventional Urology, Interventional Access and Surgical product categories compared to peak declines which occurred in Q2 6

Q3 2020 Financial Results Revenue Highlights • Q3'20 as reported revenue decreased 3.1% vs. Q3'19 • Q3'20 constant currency revenue decreased 4.1% vs. Q3'19 • Management estimates that COVID-19 had a net negative impact of approximately $78 million, or ~12% Global Product Revenue Drivers1 • Vascular Access revenue of $160.0 million, up 6.8% vs. Q3'19, driven by sales of PICCs and EZ-IO; includes estimated positive impact from COVID-19 of ~1% • Interventional Urology revenue of $81.8 million, up 11.0% vs. Q3'19; includes an estimated negative impact from COVID-19 of ~29% • Other2 revenue of $86.0 million, up 0.5% vs. Q3'19, led by higher respiratory product volumes; includes estimated positive impact from COVID-19 of ~1% Adjusted Margin and Adjusted EPS Highlights • Adjusted gross margin of 57.2% down 140 bps vs. Q3'19 • Adjusted operating margin of 25.1%, down 190 bps vs. Q3'19 • Adjusted EPS of $2.77, down 6.7% as compared to prior year period 1. All global product family revenue growth provided is on a constant currency basis 2. Includes revenues generated from sales of the Company’s respiratory and urology products (other than interventional urology products) Note: Tables reconciling non-GAAP financial measures to the most comparable GAAP financial measures are included within this 7 presentation and the appendices to this presentation.

Q3'20 Segment Revenue Review Reported Constant Estimated Dollars in Q3'20 Q3'19 Currency Revenue Currency COVID-19 Millions Revenue Revenue Impact Growth Growth Impact Americas $375.0 $374.5 0.1% (0.3)% 0.4% (~9%) EMEA $135.7 $140.5 (3.5)% 3.5% (7.0)% (~4%) Asia $68.2 $77.9 (12.4)% 1.8% (14.2)% (~21%) OEM $49.4 $55.4 (10.9)% 0.9% (11.8)% (~40%) TOTAL $628.3 $648.3 (3.1)% 1.0% (4.1)% (~12%)

Q3'20 Global Product Category Revenue Review Reported Constant Estimated Dollars in Q3'20 Q3'19 Currency Revenue Currency COVID-19 Millions Revenue Revenue Impact Growth Growth Impact Vascular Access $160.0 $148.7 7.6% 0.8% 6.8% ~1% Interventional $93.2 $106.9 (12.8)% 0.7% (13.5)% (~16%) Anesthesia $75.7 $87.1 (13.2)% 1.2% (14.4)% (~10%) Surgical $82.2 $92.6 (11.2)% 1.1% (12.3)% (~13%) Interventional Urology $81.8 $73.6 11.1% 0.1% 11.0% (~29%) OEM $49.4 $55.4 (10.9)% 0.9% (11.8)% (~40%) Other $86.0 $83.9 2.5% 2.0% 0.5% ~1% TOTAL $628.3 $648.3 (3.1)% 1.0% (4.1)% (~12%) • 1. Includes revenues generated from sales of the Company’s respiratory and urology products (other than interventional urology products).

Clinical and Commercial Updates

Interventional Urology - UroLift® System

KEY TAKEAWAYS

Pilot National DTC Campaign Building Momentum

- Began in early July 2020; in September advertising ramped to 100%
- On pace to generate 6x the number of impressions of regional DTC campaigns over same time period
- Web traffic has increased well over 100% since the campaign began

UroLift® 2 System Commercial Progress

- Market Acceptance Test underway, positive preliminary feedback
- Increasing manufacturing levels for launch in 2021

UroLift® ATC™ System Commercial Progress

- Market Acceptance Test underway, positive preliminary feedback


UROLIFT 2

UroLift® 2 System

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Teleflex®

Clinical and Commercial Updates Anesthesia & Emergency Medicine - EZIO KEY TAKEAWAYS New 48-hour dwell indication • EZ-IO® System now available with the expanded indication stating use of the device may be extended for up to 48 hours when alternate intravenous access is not available or reliably established in adults, and in pediatric patients ≥12 years. • Expanded indication developed with the FDA based on input from clinicians, who were seeking a longer dwell time. • The ability to use the EZ-IO® System for a longer dwell time provides clinicians the option to possibly utilize IO access for the entire duration of therapy in patients with difficult vascular access where therapy is required for up to 48 hours. 11

Acquisition Update

Signs Agreement to Acquire Z-Medica, LLC

KEY TAKEAWAYS

Market Leader in hemostatic products for the pre-hospital and military markets

- The QuikClot® family of products contain kaolin, which has been shown to accelerate the clotting cascade and stop bleeding fast; portfolio provides highly complementary hemostatic agents in differentiated platforms including:
  - QuikClot® devices for pre-hospital and Emergency Department needs
  - QuikClot Control+®, the first and only hemostatic dressing indicated for temporary control of internal organ space bleeding for patients displaying severe bleeding
  - QuikClot Combat Gauze® the hemostatic dressing of choice on the battlefield for compressible (external) hemorrhage in certain situations
- Leverages hospital, EMS, and military call points with differentiated products that complement EZIO® portfolio and EZPLAZ™[1] Freeze Dried Plasma
- Following closing, acquisition is expected to be immediately accretive to Teleflex's normalized revenue growth, gross margin, and operating margin profile

KEY PRODUCT END MARKETS

HOSPITAL

PUBLIC ACCESS

FIRST RESPONDERS

LAW ENFORCEMENT

MILITARY

12

1. EZPLAZ has not been approved by the FDA.
2. QuikClot and QuikClot Control+ are registered marks or trademarks of Z-Medica, LLC.

Teleflex®

Financial Overview Thomas Powell Executive VP and CFO 13

Q3'20 Financial Review Global revenue generation of $628.3 million • Decreased 3.1% vs. prior year period on an as-reported basis • Decreased 4.1% vs. prior year period on a constant currency basis Gross margin performance • GAAP gross margin of 52.4%, down 240 bps vs. prior year period • Adjusted gross margin of 57.2%, down 140 bps vs. prior year period Operating margin performance • GAAP operating margin of 21.0%, up 290 bps vs. prior year period • Adjusted operating margin of 25.1%, down 190 bps vs. prior year period Effective tax rate • GAAP tax rate of (0.8)%, vs. (132.3)% in prior year period • Adjusted tax rate of 7.0%, down 330 bps vs. prior year period Earnings per share • GAAP EPS of $2.46 vs. $4.85 in prior year period • Adjusted EPS of $2.77, down 6.7% vs. prior year period 14 Note: See appendices for reconciliations of non-GAAP information

Key Takeaways • Teleflex delivered solid underlying performance in the third quarter of 2020 • Deployed capital for an exciting hemostat acquisition which is expected to improve company's weighted average market growth rate and margin profile • Poised to accelerate growth as interventional urology, interventional access, and surgical procedures continue to recover post COVID-19 pandemic 15

Question and Answer Section 16

THANK YOU 17

Appendices 18

Non-GAAP Financial Measures The presentation to which these appendices are attached and the following appendices include, among other things, tables reconciling the following applicable non-GAAP financial measures to the most comparable GAAP financial measure: • Constant currency revenue growth. This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends. • Adjusted diluted earnings per share. This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) “other items” identified in note (C) to the reconciliation tables appearing in Appendices D and E; (iv) certain costs associated with the registration of medical devices under the European Union Medical Device Regulation; (v) intangible amortization expense; and (vi) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends. • Adjusted gross profit and margin. These measures exclude, depending on the period presented, the impact of (i) restructuring, restructuring related and impairment items, (ii) acquisition, integration and divestiture related items, (iii) “other items” identified in note (C) to the reconciliation table appearing in Appendix A and (iv) intangible amortization expense. • Adjusted operating profit and margin. These measures exclude, depending on the period presented, the impact of (i) restructuring, restructuring related and impairment items; (ii) acquisitions, integration and divestiture related items; (iii) “other items” identified in note (C) to the reconciliation table appearing in Appendix B; (iv) intangible amortization expense; and (v) certain costs associated with the registration of medical devices under the European Union Medical Device Regulation. • Adjusted tax rate. This measure is the percentage of the Company’s adjusted taxes on income from continuing operations to its adjusted income from continuing operations before taxes. Adjusted taxes on income from continuing operations excludes, depending on the period presented, the impact of tax benefits or costs associated with (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) “other items” identified in note (A) to the reconciliation table appearing in Appendix C; (iv) certain costs associated with the registration of medical devices under the European Union Medical Device Regulation; (v) intangible amortization expense; and (vi) tax adjustments. 19

Non-GAAP Adjustments The following is an explanation of certain of the adjustments that are applied with respect to one or more of the non-GAAP financial measures that appear in the presentation to which these appendices are attached: Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results. Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below. European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be placed on the EU market until May 2024, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD). Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non- competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions. Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability. 20

Appendix A – Reconciliation of Adjusted Gross and Operating Margin, Income Tax and EPS (Dollars in millions, except per share data) 21 See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions.

Appendix B – Reconciliation of Adjusted EPS from Continuing Operations Three Months Ended September 27, 2020 (Dollars in Millions, except per share data) 22 See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions.

Appendix C – Reconciliation of Adjusted EPS from Continuing Operations Three Months Ended September 29, 2019 (Dollars in Millions, except per share data) 23 See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions.

Appendix D – Reconciliation of Adjusted EPS from Continuing Operations Nine Months Ended September 27, 2020 (Dollars in Millions, except per share data) See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions. 24

Appendix E – Reconciliation of Adjusted EPS from Continuing Operations Nine Months Ended September 29, 2019 (Dollars in Millions, except per share data)

	Cost of goods sold	Selling, general & administrative expenses	Research & development expenses	Restructuring and impairment charges	(Gain) loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$ 883.1	$ 631.7	$ 82.7	$ 20.3	$ (3.8)	$ (115.6)	$ 354.2	$ 7.53
Adjustments								
Restructuring, restructuring related and impairment items (A)	10.9	—	—	20.3	—	4.1	27.3	0.58
Acquisition, integration and divestiture related items (B)	0.1	41.8	—	—	(3.8)	(1.9)	40.0	0.85
Other items (C)	—	(1.5)	—	—	—	0.4	1.2	0.03
MDR Costs (D)	—	—	1.6	—	—	—	1.6	0.03
Intangible amortization expense (E)	62.1	50.3	0.3	—	—	23.0	89.6	1.91
Tax adjustments	—	—	—	—	—	143.6	(143.6)	(3.05)
Total Adjustments	73.1	90.6	1.9	20.3	(3.8)	169.2	16.1	—
Adjusted Basis								**$ 7.87**

See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions.

25

Teleflex®

Appendix A,B,C,D,E tickmarks 1. Restructuring, restructuring related and impairment items – For the three months ended September 27, 2020, pre-tax restructuring credits were $3.7 million, pre-tax restructuring related charges were $7.7 million, and there were no pre-tax impairment charges. For the three months ended September 29, 2019, pre-tax restructuring charges were $1.3 million, pre-tax restructuring related charges were $4.3 million, and there were no pre-tax impairment charges. For the nine months ended September 27, 2020, pre-tax restructuring charges were $16.7 million, pre-tax restructuring related charges were $19.2 million, and there were no pre-tax impairment charges. For the nine months ended September 29, 2019, pre-tax restructuring charges were $13.4 million, pre-tax restructuring related charges were $11.0 million, and pre-tax impairment charges were $6.9 million. 2. Acquisition, integration and divestiture related items – For the three months ended September 27, 2020, these items primarily related to contingent consideration liabilities; the reversal of previously recognized income related to a distributor conversion in Japan; and charges primarily related to our acquisition of Z-Medica, LLC. For the three months ended September 29, 2019 , these charges primarily related to contingent consideration liabilities; our acquisition of Essential Medical, Inc.; partially offset by the gain on sale of an asset. There were no divestiture related activities for the three months ended September 27, 2020 and September 29, 2019. For the nine months ended September 27, 2020, these items primarily related to the reversal of contingent consideration liabilities, partially offset by charges primarily related to our acquisitions of IWG High Performance Conductors, Inc. (HPC) and Z-Medica, LLC and charges related to the reversal of previously recognized income related to a distributor conversion in Japan. For the nine months ended September 29, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of a business and another asset. There were no divestiture related activities for the nine months ended September 27, 2020 or September 29, 2019 3. Other items – For the three months ended September 27, 2020, other items included expenses associated with prior year tax matters. For the three months ended September 29, 2019, other items included debt modification costs and product relabeling costs, offset by a credit associated with an insurance settlement. For the nine months ended September 27, 2020, other items included expenses associated with prior year tax matters. For the nine months ended September 29, 2019, other items primarily included debt modification costs, expenses associated with a franchise tax audit, and product relabeling costs, somewhat offset by a credit associated with an insurance settlement. 4. MDR – These costs were associated with our efforts to comply with the European Medical Device Regulation (MDR). 5. Intangible amortization expense – For the three months ended September 27, 2020 and September 29, 2019, we reclassified intangible asset amortization expense of $21.2 million and $20.6 million, respectively, from selling, general and administrative expenses to cost of goods sold. For the nine months ended September 27, 2020 and September 29, 2019, we reclassified intangible asset amortization expense of $63.2 million and $62.1 million respectively, from selling, general and administrative expenses to cost of goods sold. 26 See slide titled Non-GAAP Adjustments included at the beginning of the appendices to this presentation for Non-GAAP definitions.

Appendix F – Restructuring and Similar Cost Savings Initiatives Summary

During the second quarter of 2020, we committed to a workforce reduction designed to improve profitability and reduce cost primarily by streamlining certain sales and marketing functions in our EMEA segment and certain manufacturing operations in our OEM segment. The workforce reduction was initiated to further align the business with our high growth strategic objectives.

We estimate that we will incur aggregate pre-tax restructuring charges of $10 million to $13 million, consisting primarily of termination benefits, all of which will result in future cash outlays, all of which is reflected in our latest 10-Q filing. This plan will be substantially complete during 2020 and as a result most of these charges are expected to be incurred prior to the end of 2020. We expect to begin realizing plan-related savings in 2020 and expect to achieve annual pre-tax savings of $11 million to $13 million once the plans are fully implemented

In addition to the 2020 Workforce reduction plan, we have ongoing restructuring programs primarily related to the consolidation of our manufacturing operations (referred to as our 2019, 2018 and 2014 Footprint realignment plans).

We also have similar ongoing activities to relocate certain manufacturing operations within our OEM segment (the "OEM initiative") that was initiated in 2018 and does not meet the criteria for a restructuring program under applicable accounting guidance; nevertheless, the activities should result in cost savings (we expect only minimal costs to be incurred in connection with the OEM initiative). With respect to our currently ongoing restructuring programs and the OEM initiative, the table below summarizes charges incurred or estimated to be incurred and estimated annual pre-tax savings to be realized as follows: (1) with respect to charges (a) the estimated total charges that will have been incurred once the restructuring programs and OEM initiative are completed; (b) the charges incurred through December 31, 2019; and (c) the estimated charges to be incurred from January 1, 2020 through the last anticipated completion date of the restructuring programs and OEM initiative, December 31, 2024 and (2) with respect to estimated annual pre-tax savings, (a) the estimated total annual pre-tax savings to be realized once the restructuring programs and OEM initiative are completed; (b) the estimated annual pre-tax savings realized based on the progress of the restructuring programs and OEM initiative through December 31, 2019; and (c) the estimated additional annual pre-tax savings to be realized from January 1, 2020 through the last anticipated completion date of the restructuring programs and the OEM initiative, December 31, 2024.

Estimated charges and pre-tax savings are subject to change based on, among other things, the nature and timing of restructuring activities and similar activities, changes in the scope of restructuring programs and the OEM initiative, unanticipated expenditures and other developments including the uncertainties created by the COVID-19 pandemic, the effect of additional acquisitions or dispositions, the failure to realize anticipated savings associated with the development and qualification of a component included in certain kits sold by our anesthesia business in North America and other factors that were not reflected in the assumptions made by management in previously estimating restructuring and restructuring related charges and estimated pre-tax savings. Moreover, estimated pre-tax savings constituting efficiencies with respect to increased costs that otherwise would have resulted from business acquisitions involve, among other things, assumptions regarding the cost structure and integration of businesses that previously were not administered by our management, which are subject to a particularly high degree of risk and uncertainty. It is likely that estimates of charges and pre-tax savings will change from time to time, and the table below reflects changes from amounts previously estimated. In addition, the table below does not include estimated charges and pre-tax savings related to substantially completed programs. Additional details, including estimated charges expected to be incurred in connection with our restructuring programs, are described in Note 5 to the condensed consolidated financial statements included in our form 10-Q.

Pre-tax savings also can be affected by increases or decreases in sales volumes generated by the businesses subject to the consolidation of manufacturing operations; such variations in revenues can increase or decrease pre-tax savings generated by the consolidation of manufacturing operations. For example, an increase in sales volumes generated by the affected businesses, although likely increasing manufacturing costs, may generate additional savings with respect to costs that otherwise would have been incurred if the manufacturing operations were not consolidated.

Dollars in Millions	Estimated Total	Actual results through December 31, 2019	Estimated remaining from January 1, 2020 through December 31, 2024
Restructuring charges[1]	$103 - $124	83	$20 - $41
Restructuring related charges[2]	$118 - $144	46	$72 - $98
Total charges[3]	**$221 - $268**	**129**	**$92 - $139**
OEM initiative annual pre-tax savings	$6 - $7	1	$5 - $6
Pre-tax savings – 2020 Workforce reduction plan [4]	$11 - $13	–	$11 - $13
Pre-tax savings – ongoing restructuring plans [5,6]	$68 - $78	25	$43 - $53
Total annual pre-tax savings	**$85 - $98**	**26**	**$59 - $72**

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Teleflex®

Appendix F Footnotes 1) Includes estimated charges associated with the 2020 Workforce reduction plan of $10 million to $13 million. 2) Represents charges that are directly related to restructuring programs and principally constitute costs to transfer manufacturing operations to existing lower-cost locations, project management costs and accelerated depreciation, as well as a charge that is expected to be imposed by a taxing authority as a result of our exit from facilities in the authority's jurisdiction. Most of these charges (other than the tax charge) are expected to be recognized as cost of goods sold. 3) During the second quarter of 2020, we adjusted the estimated ranges for restructuring, restructuring related and total charges to reflect the impacts of the 2020 Workforce reduction plan (which was initiated in the second quarter of 2020) and to reflect changes in estimates related primarily to termination benefits and transfer validation associated with the ongoing restructuring programs. The prior range of total charges for the ongoing restructuring plans was $205 million to $255 million as compared to the current range of $211 million to $255 million. 4) Most all of the pre-tax savings are expected to result in reductions to selling, general and administrative expenses. 5) Substantially all of the pre-tax savings are expected to result in reductions to cost of goods sold. 6) During the second quarter of 2020, we updated our estimated annual pre-tax savings associated with our 2019 and 2014 realignment plans. We now estimate our savings will be $15 million to $17 million and $28 million to $31 million, respectively, compared to our prior estimates of $12 million to $14 million and $26 million to $29 million, respectively. The increases in the savings ranges are the result of additional cost reduction measures and changes in assumptions identified as the programs progressed. 28

Appendix G – September 2020 Year-to-Date GPO and IDN Review Group Purchasing Organization Update Q1’20 Q2’20 Q3'20 Renewed agreements 2 8 8 New agreements 1 0 4 Existing agreements lost 0 0 1 IDN Update Q1’20 Q2’20 Q3'20 Renewed agreements 6 2 11 New agreements 7 6 4 Existing agreements lost 1 0 2 29